Exhibit 1.1 English Translation of Registrant’s bylaws
as amended on April 25, 2002.

DESC, S.A. DE C.V.

CORPORATE BYLAWS1

NAME

FIRST.    The name of the corporation is “DESC.” This name shall be followed by the words SOCIEDAD ANONIMA DE CAPITAL VARIABLE (variable capital stock company), or the abbreviation thereof, “S.A. de C.V.”

DOMICILE

SECOND.    The domicile of the Corporation is Mexico City, Federal District. However it may establish offices, branches or agencies at any place in the Mexican Republic or abroad.

PURPOSES

THIRD.    The purposes of the Corporation are the following:

a.
The promotion and encouragement of industrial and tourist development and the acquisition, alienation, stewardship and any other legal acts that have as object shares, certificates of participation, bonds, debentures, corporate interests and all kinds of securities issued by Mexican companies.

b.
Promotion and stimulation of industrial and tourist development through acquisition, alienation, and any other legal acts which have as object real estate, factories, laboratories, plants, warehouses, machinery, equipment, personal property, credits and rights.

c.
To grant all kinds of credit to the companies in which it is the direct or indirect owner of shares or corporate interests, as well as to guarantee or secure in any form the obligations it owes and the obligations of the companies in which it is the direct or indirect owner of shares or corporate interests.

d.	To provide all kinds of services and undertake studies for promotion, expansion or restructuring intended solely or for those in which it may have the intention of having any corporate participation.

e.	The acquisition and alienation by any legal means of all kinds of real estate which may be necessary or convenient to achieve the corporate purposes.

f.	Lease of all kinds of real estate and execution of all kinds of legal acts by which use or use and enjoyment of real estate is obtained or conceded.

[1]
TN: This is an unofficial English version of the corporate bylaws of Desc, S.A. de C.V. This version is for information purposes only. In case of discrepancies with the Spanish version the latter will prevail.

g.	Acquisition of personal property, machinery, equipment and tools as may be necessary or convenient to achieve the corporate purposes.

h.	Act as agent, representative or commission agent for persons or companies, whether Mexican or foreign.

i.	Give or take monies, under loan, provided that it be permitted by the laws, obtaining as applicable the prior permits which are required.

j.	Execute the acts and enter into the contracts related to the corporate purposes.

DURATION

FOURTH.    The duration of the Corporation shall be ninety-nine years, counted from the date of this instrument2.

NATIONALITY

FIFTH.    No foreign person, individual or corporate, nor Mexican corporations that do not contain an exclusion of foreigners clause, may have any corporate participation whatsoever of own shares in the Corporation.

If for any reason any of the persons referred to above due to any event should acquire a corporate participation or become owner of one or more shares, thereby contravening the provisions of this clause, it is agreed from this time forward that said acquisition shall be null and therefor canceled and the corporate participation at issue without any value and the certificates that represent it, the capital stock being reduced in an amount equal to the value of the canceled participation.

CAPITAL

SIXTH.    The capital of the Corporation is variable. The minimum fixed capital is the amount of EIGHT MILLION TWO HUNDRED SEVENTY-ONE THOUSAND FOUR HUNDRED FORTY-THREE PESOS, MEXICAN CURRENCY, represented by 636,264,900 registered Series A shares without expression of par value and shall represent at minimum FIFTY-ONE PERCENT of the voting shares, without counting those with limited voting rights.

The variable capital will always be represented by registered Series B shares or their subseries, numerically progressive, which shall have the characteristics determined by the Extraordinary Shareholders Meeting that resolves their issue but which in all cases shall be without expression of par value and will represent at maximum FORTY-NINE PERCENT of the shares with voting rights, without counting those with limited vote.

The Corporation may issue Series B shares that will be retained in the corporate Treasury to be delivered as they are subscribed.

Further, there will be a Series C, Limited Voting Shares with right to retirement, which will represent up to a maximum of TWENTY-FIVE PERCENT of the Corporation’s capital stock. Said series of shares shall have only pecuniary rights and not corporate rights, and may be freely acquired by Mexican

[2]	TN: This refers to the charter of incorporation, dated August 28, 1973 individuals or Mexican companies with an exclusion of foreigners clause, by foreign individuals or companies, as well as by Mexican companies with an admission of foreigners clause.

SEVENTH.    All shares within their respective series shall confer equal rights and obligations on their holders, except for the Limited Vote Series C of shares, which shall have only pecuniary rights and a right to vote regarding the following matters:

•	Extension of the Corporation’s duration

•	Advance dissolution of the Corporation

•	Transformation from one type of Corporation to another

•	Change of the Corporation’s nationality

•	Change of the purpose of the Corporation

•	Merger of the Corporation if it is not the survivor

•	Cancellation of the registration of the Corporation’s shares on the Bolsa Mexicana de Valores, Sociedad Anónima de Capital Variable.

Each series A and B share shall give the right to one vote at the General Shareholders Meetings.

Certificates representing the shares shall carry the signatures of any two members of the Board of Directors, regular or alternate, in accordance with the resolutions adopted for such purpose by said Board.

Facsimile signatures may be used if so resolved by the Board of Directors; in this case the original signatures must be deposited in the corresponding section of the Public Registry of Property and Commerce in the corporate domicile.

Stock certificates shall be progressively numbered and may represent one or several shares, and shall have coupons attached for dividend payment or for exercise of the right that the Shareholders Meeting may from time to time resolve. The stock certificates or provisional certificates for each issue must meet the requirements of Article One hundred twenty five of the General Law of Commercial Companies, and must also contain the whole text of Clause Fifth herein.

EIGHTH.    The Corporation shall keep a Stock Register and shall consider as owner of the shares the person who appears as such in said Register.

On request of any interested person, after appropriate proof, the Corporation must record in said Register transfers which occur.

NINTH.    The variable capital of the Corporation may be increased or reduced without need of amending the corporate bylaws, with the sole formality that increases or reductions be resolved by the General Extraordinary Shareholders Meeting, duly protocolling the corresponding Minutes. The fixed minimum capital of the Corporation may not be increased or reduced if not resolved by a General Extraordinary Shareholders Meeting and the corporate bylaws are consequently amended.

Any increase or reduction of the capital must be recorded in the (Variations of Capital) Book kept for such purpose.

A capital increase may not be declared if all shares previously issued by the Corporation are not wholly subscribed and fully paid.

CAPITAL INCREASES

When the capital is increased, the following shall be observed:

a.
When capital increases are with distributable profits or due to capitalization of the legal reserve fund, due to capitalization of premiums on shares or from other prior contributions by the shareholders or due to capitalization of retained profits or reserves from appraisal or reappraisal, all shareholders of the different shareholding series shall have the right to subscribe the capital increase in proportion to the number of shares that they hold.

b.	When capital increases are by cash contributions from the shareholders, they must be declared with assurance that the shareholding proportion established in Clause Sixth herein is retained.

c.
In the case of an increase in Series B, in order to reach the percentage established in Clause Sixth hereof, (holders of shares in) Series A and B currently in circulation shall have a preferential right to subscribe the increase in proportion to the number of shares which they hold. If any of the shareholders of such Series does not exercise the right conferred in this section at the proper time, it shall be exercised by the other shareholders of said Series pursuant to the bases established at the Shareholders Meeting that declares the increase.

d.
In the event that once a capital increase has been declared, it has not been fully subscribed by the shareholders, the Board of directors shall determine the form and terms on which the unsubscribed portion must be subscribed.

The right conferred in the preceding sections must be exercised within the fifteen business days following the date on which the corresponding resolutions are published in the federal Diario Oficial.

In cases of capital increase, the increase in question and the issue of the shares that represent it shall not have effect until written notice of the capital increase and issue of the corresponding shares has been given to the National Securities Commission and to the stock exchanges where the Corporation’s shares are listed, and until notice of the capital increase and the issue that represents it is published in the federal Diario Oficial, which notice must indicate the total number of shares issued to represent the capital after the increase in question, the Series into which it is divided, and the number of shares that constitute each series.

e.
If the capital increase is declared in order to issue unsubscribed shares for public offer, it shall be in accordance with Article Eighty one of the Securities Market Law, through express waiver by the shareholders of their preferential right at the Extraordinary Shareholders Meeting that declares issue of these shares.

CAPITAL REDUCTIONS

Any capital reduction shall affect all shares representing the capital, respecting the shareholding proportions established in clause Sixth hereof.

Reimbursement for complete shares will be made to shareholders at their book value. Designation of the shares to be reimbursed will be done as resolved in the corresponding Shareholders Meeting, through drawing before a public broker or through reimbursement to all shareholders such that they represent, after the corresponding capital reduction, the same shareholding percentages and if this be not possible, the percentage of shares that is most similar to that which they previously hold. Upon designation of the shares which must be reimbursed, a notice will be published in the federal Diario Oficial stating the system followed for retirement of the shares, the number of shares that will be retired, and the number of the share certificates which as a consequence must be canceled, or, as applicable, exchanged, and the credit institution where the amount for reimbursement is deposited, which shall remain available to the respective shareholders from the date of publication but shall not earn interest.

On prior approval of the General Extraordinary Shareholders Meeting, the Corporation may amortize shares with accumulated profits pursuant to Article One hundred thirty six of the General Law of Commercial Companies.

TENTH.    The Shareholders shall be entitled to partial or total retirement of their contributions represented by Series B shares or their numerically progressive subseries and Series C Limited Vote shares, provided they give effective notice to the Corporation meeting the requirements of Articles Two Hundred Twenty and Two Hundred Twenty One of the General Law of Commercial Companies. The Corporation shall reimburse the respective participation to the shareholder at the value which is the lesser of the two following options:

Ninety five percent of the value quoted on the market, obtained from the average of transactions effected during the thirty days that the shares have been quoted prior to the date when the retirement should take effect, or the book value of the shares in accordance with the financial position statement for the fiscal year when the separation should become effective, previously approved by the General Ordinary Shareholders Meeting.

Payment of the reimbursement may be requested of the Corporation from the day following the General Ordinary Shareholders Meeting which has approved the financial position statement corresponding to the fiscal year when the retirement will become effective.

The reimbursement will be done against the delivery and cancellation of the respective shares.

TENTH BIS.    In the event of delisting of the shares of the Corporation in the Securities Section of the National Registry of Securities and Dealers, whether on request of the Corporation or by resolution adopted by the National Banking and Securities Commission pursuant to the law, the shareholders who hold control of the Corporation shall have the obligation to make a public tender prior to cancellation and at the price that is the higher of the average for the close of trades that have been done during the thirty days during which the shares were quoted prior to the date of the tender and the book value of the share according to the last quarterly report filed with the National Banking and Securities Commission and the Mexican Securities Exchange prior to the tender. The controlling shareholders shall not be required to make a public tender pursuant to this clause Tenth Bis if it is proven that all of the shareholders of the Corporation have approved the delisting of the shares.

If, pursuant to a public tender offer under this Clause Tenth Bis and prior to the delisting of the shares of the Corporation from the National Registry of Securities and Dealers, the controlling shareholders of the Corporation are unable to acquire one hundred percent of the issued and outstanding capital stock of the Corporation, then the controlling shareholders shall be required to place in trust, for a minimum period of two years, the necessary funds to purchase, at a price equal to the public tender offer price, the shares of those investors who did not participate in such public tender. The terms and conditions of such a trust will be disclosed in the corresponding tender offer disclosure document.

The amendment of the provisions of this clause will require a minimum voting quorum of ninety five percent of the capital stock and the prior approval of the National Banking and Securities Commission.

GENERAL SHAREHOLDERS MEETINGS

ELEVENTH.    The General Shareholders Meeting is the highest authority of the Corporation all other being subordinate thereto.

TWELFTH.    Shareholders Meetings shall be Ordinary, Extraordinary, or Special, and will be held at the corporate domicile.

a.  Extraordinary Shareholders Meetings shall be those wherein any of the issues listed in Article One Hundred Eighty Two or the General Law of commercial Companies are addressed;

b.  Ordinary Shareholders Meetings are those listed in Article One Hundred Eighty One of the General Law of Commercial Companies; the annual general ordinary shareholders meeting shall expressly resolve, for each year, the maximum amount of resources that may be used to repurchase shares of the Company, in accordance with the provisions of Clause Fortieth Bis;

c.  Special Shareholders Meetings are those which address issues relating to the shareholders rights of Series A, B, or C shares, and will be governed by Article One Hundred Ninety Five of the General Law of commercial Companies.

THIRTEENTH.    The Ordinary Shareholders Meeting will meet at least once each year within the four months following the close of the corresponding fiscal year, on the date set by the Board of Directors, and it shall address in addition to the matters included on the Agenda, those matters enumerated in Article One Hundred Eighty One of the General Law of commercial Companies, especially the presentation, pursuant to Article One Hundred Seventy Two of said law, of the report for the immediately preceding fiscal year of the Corporation(s) in which the Corporation owns the majority of shares when the value of the investment in each exceeds twenty percent of the shareholders equity according to the financial position statement of the Corporation at the close of the corresponding fiscal year.

The Extraordinary Shareholders Meeting shall meet whenever any of the matters which are incumbent upon it under Article One Hundred eighty Two of the General Law of commercial companies must be addressed.

FOURTEENTH.    The call for the Shareholders Meetings must be done by the Board of Directors, by the Statutory Auditors, or by judicial authority when applicable, and will be signed by whomsoever resolves to issue the call.

FIFTEENTH.    The call for Shareholders Meetings shall be done by publication of a notice in the federal Diario Oficial or another periodical of major circulation in Mexico city, never less than fifteen days prior to the date for the meeting when balance sheets are to be approved. This period may be reduced to five days with respect to other Ordinary or Extraordinary Shareholders Meetings if the Board deems then urgent.

SIXTEENTH.    The call for Shareholders Meetings must contain the place, date and time when the Shareholders Meeting is to be held, the Agenda, and the signature of the person making it.

SEVENTEENTH.    A shareholders Meeting may be held without prior call provided that all of the shares into which the capital stock is divided are represented.

EIGHTEENTH.    Ordinary Shareholders Meetings met on a first call will be deemed legally met when at least half of the capital stock is represented and its resolutions shall be valid if adopted by a majority of votes present.

NINETEENTH.    If the Ordinary Shareholders Meeting could not be held on the date set for it, a second call will be made with statement of this circumstance, and at the meeting the matters set forth on the Agenda will be resolved by a majority of votes regardless of the number of shares represented.

TWENTIETH.     Extraordinary Shareholders Meetings met on a first call will be deemed legally met if at least three quarters of the capital stock is represented and its resolutions shall be valid if adopted by vote of the shares representing one half of the capital stock.

On a second or later call, the Extraordinary Shareholders Meeting will be deemed legally met when at least half of the capital stock is represented, and its resolutions will be valid if adopted by favorable vote of the numbers of shares that represent, at least, fifty percent of the capital stock.

The limited voting Series “C” shares shall be counted only to determine the quorum and the resolutions in the Shareholders Meetings to which their shareholders must be called to exercise their voting rights.

TWENTY-FIRST.    In order for shareholders to have the right to attend Shareholders Meetings and to vote therein, they must deposit their share certificates with the Secretary of the Corporation at least one day prior to the Shareholders Meeting, receiving the corresponding admission card. They may also deposit the stock in a Mexican credit institution, and in this case, to obtain the admission card, they must file with the Secretary of the Corporation a certificate from the (credit) institution that evidences the deposit of the stock certificates and the obligation of the corresponding credit institution to retain the certificates deposited until the Secretary of the Board of Directors notifies if that the Shareholders Meeting has concluded.

The Secretary of the Corporation shall deliver to the corresponding shareholders an admission card which records the name of the shareholder, the number of shares deposited and the number of votes to which the shareholders is entitled by virtue of said shares.

TWENTY-SECOND.     The shareholders may be represented in Shareholders Meetings by proxies named through a simple proxy letter or power of attorney conferred in the form prepared by the Company, on the understanding that the members of the Board of Directors and the Statutory Auditors may not act as proxies.

TWENTY-THIRD.    Shareholders meetings shall be presided over by the Chairman of the Board, and in his/her absence, by one of the Directors following the order of their appointments, and in the absence of all of these, by the person named by those present at the Shareholders Meeting. The Secretary or Assistant Secretary of the Board shall act as Secretary and in the absence of either of these, the person designated by the acting Chairman.

TWENTY-FOURTH.    At the beginning of the Shareholders Meeting, the person presiding shall name two inspectors of Election to count shares represented therein, who must prepare an attendance list whereon they note the names of the shareholders present or represented, and number of shares which each of them has deposited in order to appear at the corresponding Shareholders Meeting. The inspectors of Election shall take into account the provisions of the last paragraph of Clause Twentieth.

TWENTY-FIFTH.    If once a Shareholders Meeting is legally met, there be not time to decide on all of the matters for which it was called, it may adjourn and be continued on the following days without need of a new call.

ADMINISTRATION

TWENTY-SIXTH.    The Administration of the Corporation shall be vested in a Board of Directors that shall be composed of a number of regular members between 5 and 20, as decided by the corresponding Shareholders Meeting, of whom at least twenty-five percent must be independent. For each director, the respective alternate, as applicable, shall be elected, on the understanding that the alternate directors for the independent directors must also be independent.

One half plus one of the directors shall be elected by the vote of the majority of the Series “A” shares, represented and voted in the Shareholders Meeting, and but for minority rights, the rest shall be elected by majority vote of the Series “B” or its progressive subseries shares represented and voted at the Shareholders Meeting.

Any shareholder or group of shareholders holding shares in the same Series of stock who represents at least ten percent of the capital stock, shall have the right to elect one Director for the corresponding Series, pursuant to the provisions of Article One Hundred Forty-Four of the General Law of Commercial Companies.

The members of the Board of Directors need not be shareholders of the Corporation.

The Directors shall be elected for one year and shall remain in office, even if the period for which they were elected has concluded, until the persons elected to replace them take office.

TWENTY-SEVENTH.    When the Shareholders Meeting so resolves, each of the Directors and the Chief Executive Officer must secure the liabilities to which they may become subject in performance of their duties, through deposit in cash or creation of a bond in favor of the Corporation in such amount as may be established by the Shareholders Meeting. If the Chief Executive Officer is named by the Board, it shall pertain to the Board to determine whether said person must provide security and the amount thereof.

The security, if any, shall remain in force until the accounts for the relevant period have been approved by the General Shareholders Meeting.

TWENTY-EIGHTH.    The Board of Directors shall meet in Mexico City or in any other place in the Mexican Republic or abroad that may be indicated for such purpose at least every three months, provided that it be convened by the Chairman, the Secretary, at least 25% of the Directors, or by any of the Statutory Auditors.

The Statutory Auditors must be convened to all Board meetings and to meetings of the mid-level advisory bodies to which the Board may have delegated any powers, which they may attend with the right to speak, but without vote.

The Board shall validly function with the presence of a majority of its members and its resolutions shall be valid if adopted by majority vote of those present. In the case of deadlock, the person who presides at the meeting shall have the decision-making vote.

Pursuant to Article One Hundred Forty-Three of the General Law of Commercial Companies, the Directors may adopt resolutions outside a Board Meeting by unanimous vote. Said resolutions shall have,

for all legal effects, the same validity as if they were adopted in a Board Meeting, provided they be confirmed in writing. Said confirmation may be recorded in a single document or in separate documents. The text of the resolutions shall be transcribed in the book referred to in Clause Twenty-Ninth hereafter, with notation of the date from which they will be effective.

TWENTY-NINTH.    For each Board Meeting, minutes shall be prepared wherein are noted the resolutions approved. They must be recorded in the corresponding Minute Book and will be signed by whoever presides at the meeting by the person who acted as Secretary and by the other attendees who wish to do so.

THIRTIETH.    The Board of Directors, in its first meeting held after the shareholders meeting appointing the Board, will name a Chairman from among its members. The Board will also designate a Secretary and an Assistant Secretary, who may or not be members of the Board, as well as the Presidents of the Compensation and Evaluation, Auditing, and Finance and Planning Committees.

Furthermore, the Board at any time may designate one or more Vice presidents, who will perform the offices and will have the faculties and obligations that the Board vests on them at their designation or afterwards and, if the Board deems it necessary, one or more Delegate Directors with all necessary faculties to carry out the Board’s resolutions.

The temporary or permanent absences of the Chairman will be covered by one of the Vice presidents in the order of their designation or in the absence of Vice presidents by one of the Directors in the order of their designation; the absences of the Secretary shall be covered by the Assistant Secretary, or in the latter’s absence by the person the Board designates. The Board of Directors may also name a Chief Executive Officer or a Management Committee, as well as any other types of committees, which will have the faculties and obligations determined by the Board.

POWERS OF THE BOARD AND OF THE DIRECTORS

THIRTY-FIRST.    The Board of Directors shall have the broadest faculties for the unrestrained and proper management of the Corporation business, with the broadest general power of attorney for lawsuits and collections, to administer property, and to exercise acts of dominion, without any limitation whatsoever, that is, with all general faculties and the specific faculties which require a specific clause pursuant to the Law, in the terms of the first three paragraphs of Article Two Thousand Five Hundred Fifty-Four of the Federal District Civil Code, including the faculties enumerated in Article Two Thousand Five Hundred Eighty-Seven of said Code.

Expressly, the Board will have the following faculties:

I.    To represent the Corporation before all kinds of authorities, be they Federal, State or Municipal; represent the Corporation before all kinds of natural or legal persons, national or foreign; to represent the Corporation before Labor Conciliation Boards and Labor Conciliation and Arbitration Boards, be they federal or local; present constitutional relief (amparo) petitions and, as applicable, withdraw same; file criminal complaints and, as applicable, grant pardon; file criminal accusations and assist the Public Prosecutor; withdraw, settle, assume commitments in arbitration, administer and respond to depositions, and receive payments.

II.    Grant, subscribe, endorse, and guarantee all kinds of credit instruments, pursuant to Article Ninth of the General Law of Credit Operations and Instruments.

III.    Designate the members of the Executive Committee, as well as the Chief Executive Officer, vice-presidents, officers, employees, managers and attorneys-in-fact of the Corporation, to whom the Board must indicate their duties, obligations, and remuneration. It shall also designate the Presidents of the Compensation and Evaluation, Auditing, and Finance and Planning Committees.

IV.    Establish or close offices, branches, or agencies.

V.    Acquire shares and securities issued by third parties.

In the case of acquisition of alienation of shares in another company, or exercise of the right of retirement, the Board shall require prior approval from the General Ordinary Shareholders Meeting, for which shareholders must be convened as set forth in the bylaws, in the following cases:

a)  When the value of the acquisition of shares in another company through one acquisition or several acquisitions, simultaneous or successive, exceeds twenty percent of shareholders equity, according to the last financial position statement of the Corporation.

b)  When the value of alienation of shares in another company, through one or several alienations, simultaneous or successive, exceeds twenty percent of the shareholders equity of the Corporation, according to the last financial position statement of the Corporation.

c)  When the Corporation exercises its right of retirement in the Commercial Companies in which it is shareholder, if these have a variable capital structure, when such retirement represents, through one or several simultaneous or successive operations, the redemption of shares with a value exceeding twenty percent of the shareholders equity, according to the Corporation’s last financial position statement, or implies loss of administrative control of the relevant entity.

VI.    Exclusively determine how to exercise voting rights on shares or corporate interests of the Corporation in other companies at General Ordinary or Extraordinary Shareholders meetings of said other companies.

VII.    Enter into, amend, and rescind all kinds of contracts and legal acts.

VIII.    Accept in the Corporation’s name mandates from natural or legal persons, Mexican or foreign.

IX.    Establish bank accounts and withdraw deposits from same, and designate the persons authorized to use the corporate signature and to deposit into said bank accounts and withdraw deposits from same with the limitations that the Board may decide to establish.

X.    Confer, replace, delegate and revoke general and specific powers of attorney.

XI.    Call Shareholders Meetings and execute the resolutions adopted by same.

XII.    Establish the strategic vision for the Corporation.

XIII.    Assure that the Shareholders and the market have access to the Corporation’s public information.

XIV.    Establish mechanisms for internal control.

XV.    Assure that the Corporation has the instruments it deems necessary which permit the Corporation to verify that it complies with the different legal provisions applicable to it.

XVI.    Regularly evaluate the performance of the Chief Executive Officer and the high level officers of the Corporation.

XVII.    To approve operations that depart from the ordinary course of business which are to be performed between the Company and its shareholders, with persons who are part of the Company’s management, or with those with whom said persons maintain economic connections or, as applicable, blood or marital relationships to the second degree, the spouse or the concubine.

XVIII.    To approve the purchase or sale of ten percent or more of the Company’s assets.

XIX.    To approve grant of guaranties for an amount of more than thirty percent of the Company’s assets.

XX.    To approve operations different from those indicated in Sections XVII through XIX that represent more than one percent of the Company’s assets.

XXI.    To elect the person or persons responsible for the acquisition and placement of the Company’s repurchased shares.

The faculties set forth in Sections XVII through XX above may not be delegated, unless the applicable legislation otherwise permits.

The members of the Board of Directors shall be responsible for the decisions that they may reach with respect to the matters to which Sections XVII through XX of this clause refer, except in the case established by Article 159 of the General Law of Commercial Companies.

THIRTY-SECOND.    The Chairman shall preside at the Shareholders Meetings and at the Board Meetings, shall be the representative of the Board, shall execute the resolutions of the Shareholders Meeting and of the Board of Directors, unless either shall designate a Delegate for execution thereof, shall oversee generally corporate operations, assuring exact compliance herewith, with the regulations and with the resolutions and provisions of the Shareholders Meetings, of the Board of Directors and of the Law; he shall sign with the Secretary Minutes of Shareholders Meetings and Board Meetings.

In the temporary or permanent absence of the Chairman, his functions shall be performed with the same authorities by one of the Directors according to the order of appointment.

THIRTY-THIRD.    The Board of Directors shall have three mid-level administrative bodies to support the Board in performance of its tasks: a Compensation and Evaluation, Committee; an Auditing Committee; and a Finance and Planning Committee. Said mid-level bodies shall be composed of a minimum of three and a maximum of seven Directors, as determined by the Shareholders Meeting.

The members of the Committees must be Directors of the Corporation and elected in a General Ordinary Shareholders Meeting that resolves the election of the members of the Board of Directors. The chair and the majority of the members of the Auditing Committee must be independent directors.

These Committees shall act without exception as collegial bodies, and their faculties may not be delegated to individuals such as Directors, Managers, Delegate Directors or Attorneys-in-Fact.

The Committees for Compensation and Evaluation, Auditing, and Finance and Planning Committees shall present at least once a year a report on their actions to the Board of Directors, or whenever facts or acts of importance for the Corporation arise that so merits in their judgment. The report of the Auditing Committee shall be presented at the Annual Shareholders Meeting.

The Statutory Auditor must be convened to all Committee meetings, who shall attend them with the right to speak but without vote.

The Committees for Compensation and Evaluation, Auditing, and Finance and Planning shall have the following faculties:

I.    The Compensation and Evaluation Committee shall have the following duties:

a)  Suggest to the Board procedures for proposing the Chief Executive Officer and high level officers.

b)  Propose to the Board criteria for evaluation of the Chief Executive Officer and the high level officers according to the general guidelines established by the Board of Directors.

c)  Analyze and taking to the Board of Directors the proposal made by the Chief Executive Officer on structure and amount of remuneration for principal Corporation executives.

II.    The Auditing Committee shall have the following duties:

a)  Recommend to the Board of Directors the candidates for external auditors of the Corporation.

b)  Recommend to the Board the conditions for contracting and the scope of the professional mandate for the external auditors.

c)  Support the Board of Directors in supervising performance of auditing contracts.

d)  Serve as a communication channel between the Board of Directors and the external auditors, as well as assuring the independence and objectivity of these latter.

e)  Review the work program, comment letters and auditing reports and reporting to the Board of Directors on the results.

f)  Recommend to the Board the bases for preparation of the financial information.

g)  Assist the Board through review of the financial information and its issue process.

h)  Contribute to the definition of the general guidelines for the internal control system and evaluating its effectiveness.

i)  Assist the Board in coordination and evaluation of annual internal auditing programs.

j)  Coordinate the work of the external auditor, internal auditor, and Statutory Auditor.

k)  Verify that the mechanisms are in place which are deemed necessary such that the Corporation can prove that it complies with the different provisions to which it is subject.

l)  Give opinion on the operations referred to in Clause Thirty-first (XVII) of these bylaws.

m)  Propose contracting of independent specialists in the cases it deems appropriate in order that they give their opinion with respect to the transactions to which Clause Thirty-first, Sections XVII through XX, of these Bylaws refer.

III.    The Finance and Planning Committee shall have the following functions:

a)  Evaluate and, as applicable, suggest investment policies for the Corporation proposed by the Office of the Chief Executive Officer, to thereafter submit them to the approval of the Board.

b)  Evaluate and, as applicable, suggest financing policy (capital or debt) for the Corporation proposed by the Office of the Chief Executive Officer, to later be submitted to approval of the Board.

c)  Evaluate and, as applicable, suggest general guidelines for determination of strategic planning for the Corporation.

d)  Give opinion on the premises of the annual budget and propose them to the Board for its approval.

e)  Do follow-up on application of the budget and the strategic plan.

f)  Identify the risk factors to which the Corporation is subject and evaluate the policies for their management.

THIRTY FOURTH.    The Secretary shall have the powers that the Board assigns to him and shall keep the Minute Books, in one of which he shall note and sign with the Chairman all minutes of Shareholders Meetings and in the other all minutes of the Board of Directors.

In the absence of the Secretary these functions shall be assumed by the Assistant Secretary, if any, and in the absence of the latter, the person who the acting, Chairman designates shall perform said functions.

The Secretary and the Assistant Secretary, if any, must assure that the Company keeps available to the securities market intermediaries who evidence representation of the Company’s shareholders, during the period to which Article 173 of the General Law of Commercial Companies refers, the forms of powers of attorney for the representation of shareholders at shareholders meetings of the Company, so that such intermediaries may cause their timely delivery to the principals they represent. The Secretary and the Assistant Secretary, if any, must report on the foregoing to the shareholders meeting, and such report shall be recorded in the respective minutes.

THIRTY-FIFTH.    The Chief Executive Officer, and as applicable, the Management Committee shall have the faculties, if any, conferred thereon by the Board of Directors, and the remuneration that the latter may establish.

THIRTY-SIXTH.    The oversight of the Company shall be the responsibility of one or more Statutory Auditors and the respective Alternates thereof, who need not be shareholders and who shall be named by the General Shareholders Meeting by majority vote. Any shareholder or group of shareholders that represents ten percent of the Company shares shall have the right to name a Statutory Auditor and an Alternate, the appointments of whom may not be revoked unless the appointments of all others also be revoked.

The Statutory Auditors shall have the powers and obligations determined by the law and shall remain in their positions for one year, on the understanding, that they shall continue to act until those appointed to replace them assume their duties.

The Statutory Auditors must be convened to all meetings of those mid-level advisory bodies to which the Board of Directors has delegated any power, in addition to the meetings of the Board of Directors.

THIRTY-SEVENTH.    To assume the position of Statutory auditor, those elected must guarantee their performance in the same manner as the Directors pursuant to Clause Twenty Seventh herein.

FISCAL YEARS AND BALANCE SHEETS

THIRTY-EIGHTH.    The fiscal years shall be twelve months, commencing on the first of January and concluding on December 31.

If the Company enters into liquidation or is merged, its fiscal year shall end in advance on the date when it goes into liquidation or is merged, and it shall be deemed that there will be one fiscal year throughout the time that the Company is in liquidation, and this last fiscal year must meet with the provisions for such purpose established by the Federal Tax Code.

THIRTY-NINTH.    At the end of each fiscal year, a financial position statement shall be prepared which must be audited by an independent public accountant and which be completed within the four months following close of the corresponding fiscal year.

The Board of Directors shall deliver the financial position statement to the Statutory Auditors at least fifteen days prior to the date of the General Shareholders Meeting, which is to discuss it, together with the profit and loss statement, the statement of changes in the financial position, the statement of changes in the entries that constitute the corporate property and the notes needed to clarify or complete the information on the foregoing statements. The Statutory Auditors within the fifteen days that follow shall render the report referred to in Article One Hundred Sixty Six (IV) of the General Law of Commercial Companies.

RESERVE FUND AND MANNER OF DISTRIBUTION PROFITS AND LOSSES

FORTIETH.    The liquid profits shown on the statement of financial position after being approved by the Annual Ordinary Shareholders Meeting shall be distributed as follows:

a)  First, five percent shall be separated for creation or replenishment of the legal reserve fund until it represents an amount equal to one-fifth of the capital.

b)  Then, the amount, if any, that the General Shareholders Meeting resolves to constitute additional reserve, special or extraordinary funds shall be separated.

c)  The remainder of the liquid profits may be distributed as a dividend among the shareholders in proportion to their respective contributions to the capital; the dividend payments shall be made against the respective coupons, unless the Shareholders Meeting resolves another form of proof.

Dividends not collected in five years counted from and after the date fixed for their payment shall prescribe in favor of the corporation.

d)
The remainder of the distributable profits may also be applied to amortization of shares, pursuant to Article One Hundred Thirty-Six of the General Law of Commercial Companies, pursuant to the resolutions that the Extraordinary Shareholders Meeting adopts for such purpose.

The Annual Ordinary Shareholders Meeting shall establish the remuneration for the Directors and Statutory Auditors, which shall be charged to general expenses.

If there are losses, these shall be reported by the shareholders in proportion to the respective number of their shares, but at all times the obligations of the shareholders shall be limited to payment of the amount of their shares, and no additional payment may be demanded of them.

FORTIETH BIS.    The Company may acquire shares representing its capital stock through the securities market, at the price current on the market, without the prohibition set forth in the first paragraph of Article 134 of the General Law of Commercial Companies being applicable, provided the purchase be made with charge to net worth to the extent that said shares belong to the issuer itself, or as applicable, to the corporate capital if it is resolved to convert them into treasury shares, in which case no resolution by the shareholders meeting shall be required.

The general ordinary shareholders meeting must expressly resolve for each fiscal year the maximum amount of resources that may be allocated to these stock repurchases, with the sole limitation that the sum of the resources which may be allocated to this purpose may not in any case exceed the total balance of the Company’s net profits, including the retained profits. The Board of Directors must designate the person or persons responsible for the purchase and placement of the Company’s own shares.

To the extent that the shares belong to the issuer, they may not be represented in shareholders meetings of any kind.

The Company’s shares that belong to the Company, or as applicable, the treasury shares, without prejudice to the provisions of the General Law of Commercial Companies, may be publicly offered without, in this last case, the increase to the capital requiring a resolution of any kind from the shareholders meeting, nor a resolution from the Board of Directors with respect to their placement.

Purchase and placement of shares pursuant to this Clause, the reports on same that must be submitted to the general ordinary shareholders meeting, the rules for disclosure in the financial information, and the form and terms by which these operations are notified to the National Banking and Securities Commission, to the corresponding securities market, and to the investing public, shall be subject to the general provisions issued by the National Banking and Securities Commission.

FORTY-FIRST.    The incorporating shareholders do not reserve any participation in the profits.

FORTY-FIRST.BIS.    The company or companies in which the Corporation is a majority shareholder may not directly or indirectly invest in the shares of the Corporation, nor in shares of companies that are majority shareholders in the Corporation, or without being so, have knowledge that it is a shareholder therein.

FORTY-SECOND.    The Corporation shall dissolve:

I.    Due to expiration of the period established herein.

II.    Due to impossibility of continuing realization of the primary purpose of the corporation.

III.    By agreement of the shareholders taken in accordance with the corporate bylaws and the law.

IV.    Because the number of shareholders becomes less than two, the minimum required by the law.

V.    Due to losses of two thirds of the capital.

BASES FOR LIQUIDATION

FORTY-THIRD.    Should a case of liquidation arise, the General Shareholders Meeting will appoint by majority vote one or more liquidators, who shall be the representatives of the corporation and shall have the powers and obligations set forth in Article Two Hundred Forty Two of the General law of Commercial Companies, and who must in due course proceed to distribution of the remainder among the shareholders pursuant to Article Two Hundred Forty Seven and Two Hundred Forty Eight of the law.

FORTY-FOURTH.    The provisions of the General Law of Commercial Companies shall govern in all matters on which these bylaws do not provide an express clause.

FORTY-FIFTH.    Any dispute that may arise from the execution, interpretation and performance of this contract shall be submitted to the competent courts of the First Judicial District of those into which the Federal District is divided.